SECURITIES AND EXCHANGE COMMISSION Washington, D.C.  20549

                               FORM 8-K

                            Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): March 19, 1996

                            CATERPILLAR INC.
          (Exact name of registrant as specified in its charter)

                               Delaware
              (State or other jurisdiction of incorporation)

                                1-768
                      (Commission File Number)

                             37-0602744
                      (IRS Employer I.D. No.)

                  100 NE Adams Street, Peoria, IL
              (Address of principal executive offices)

                                61629
                             (Zip Code)

     Registrant's telephone number, including area code:  (309)675-1000)



Item 5.		Other Events

Caterpillar said today it will begin the process of closing its Precision Barstock Products Business Unit in York, Pennsylvania, because the facility is not cost competitive.


"This decision comes after Caterpillar and many of its employees have worked diligently over the past few years to make changes to help the facility better compete with other parts suppliers who have significantly lower costs," said Gary Stroup, Caterpillar vice president for the Component Products Division.


Caterpillar first raised concerns with union leaders about the facility's cost competitiveness and the possibility of closing it in December 1991. Since then, the company has had numerous discussions, some as recently as January of this year, with UAW leaders about the York situation.


Stroup said, "Caterpillar has made contract offers to the UAW that, had union members accepted them, would have provided the conditions and commitments -- long-term assurance of competitive labor costs and long-term assurance of work force stability and availability -- needed for the company to keep the plant open."


Caterpillar's November 28, 1995 offer included wages of $17.50 to $21 per hour, incentive compensation, full health care coverage -- no premiums, co-pays or deductibles within the NetWork, increased pensions, a guarantee that the York plant would stay open through September 2001 and many other benefits.


This offer received little support from the International
Union, was opposed by local union leaders and subsequently rejected by UAW members in a vote last December.


The process of closing the York facility will begin in the coming weeks and will be completed within two to three years. All of the facility's 1,100 employees will be affected. Salaried and management employees will receive information on the assistance that will be provided them to help in their own planning. Caterpillar has asked to meet with UAW leaders to discuss the assistance to be provided hourly workers.


Most of the parts now manufactured at the York facility will move to other Caterpillar plants.


Since the company recorded a reserve in 1991 related to costs associated with the then probable closing of the Precision
Barstock Products Business Unit, there will not be a significant impact on financial results from the closing in the first quarter of 1996 or for the year.


"We appreciate the concerns of the many York-area community leaders we've visited with," Stroup said. "You can be assured that Caterpillar will work to make the transition go as smoothly as possible and that we will continue to have a strong presence in York through our parts distribution warehouse which employs over 300 people."



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



CATERPILLAR INC.



By:    /s/R. Rennie Atterbury III
           Vice President

Date:  March 19, 1996